EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report, included herein, dated January 17, 2003, except for Notes 12 and 27 as to which the date is April 14, 2003, relating to the consolidated financial statements of Midwest Banc Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001 and for the years then ended in the two Registration Statements on Form S-8 for the “Midwest Banc Holdings, Inc. 1996 Stock Option Plan” filed with the Securities and Exchange Commission on July 7, 1998, May 19, 2000, and July 26, 2002 and “Midwest Banc Holdings, Inc. Employees’ Retirement Plan” filed by the Company with the Securities and Exchange Commission on July 10, 1998.

Crowe Chizek and Company LLC

Oak Brook, Illinois
April 15, 2003